Exhibit 10.2

OMNIMMUNE HOLDINGS, INC.

Stock Option Agreement

Omnimmune Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the undersigned (“Optionee”) a non-qualified option (this “Option”) to purchase the total number of Shares shown below of the Company (“Shares”) at the exercise price per Share set forth below (the “Exercise Price”), subject to all of the terms and conditions set forth in this Agreement (the “Agreement”).

Shares Subject to Option:	100,000

Exercise Price Per Share:	$2.50

Term of Option:	FIVE (5) YEARS FROM THE GRANT DATE

Vesting:	Shares subject to issuance under this Option shall be eligible for exercise according to the vesting schedule described in Section 10 of this Agreement.

Grant Date:	Close of Business, August 12, 2008

1.           Exercise Period of Option.  Subject to the terms and conditions of this Agreement, and unless otherwise modified in writing signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares subject to this Option, but only according to the vesting schedule described in Section 10 below, prior to the date which is the last day of the Term following the Grant Date (hereinafter “Expiration Date”).

2.           Restrictions on Exercise.  This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise.  Optionee understands that the Company is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.  Also, this Option may not be exercised within the first six (6) months of the Grant Date noted hereon if the Optionee is currently, at the time of exercise, or has been at any time within the two (2) year period immediately preceding exercise, a non-exempt (as defined in the Fair Labor Standards Act) employee of the Company.

3.           Termination of Option.  Except as provided below in this Section or that certain Consulting Agreement entered into by and between Company, Optionee and Becker Advisors, Ltd., a New Jersey corporation, of even date and time herewith (the “Consulting Agreement”), this Option shall be immediately forfeited and may not be exercised after the date which is ninety (90) days after Optionee ceases to perform services for the Company, or any parent or subsidiary of the Company (a “Parent” or “Subsidiary”).  Except as otherwise provided in this Section 3 below, Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section and Section 10 hereof, for the term of the Consulting Agreement.

(a)           Termination for Cause. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for Cause, this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, as of the Termination Date, but in no event later than the Expiration Date.  For this purpose, “Cause” shall be defined as set forth in the Consulting Agreement and as follows: an act or acts by an Optionee involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company, (b) the breach of any contract with the Company, including, without limitation, the Consulting Agreement, (c) the violation of any fiduciary obligation to the Company, (d) the unlawful trading in the securities of the Company, or other entity based on information gained as a result of the performance of services for the Company, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts.

(b)           Death. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death of Optionee, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee’s legal representative within one (1) year after the Termination Date, but in no event later than the Expiration Date.

(c)           Disability.  If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the disability (within the meaning of Internal Revenue Code §22(e)(3)) of Optionee (as determined by the Board in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within one (1) year after the Termination Date, but in no event later than the Expiration Date.

(d)           No Right to Employment or Other Relationship. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee’s employment or other relationship at any time, with or without cause.

4.           Manner of Exercise.

(a)           Exercise Agreement.  This Option shall be exercisable by delivery to the Company of an executed Exercise Agreement (“Exercise Agreement”) in the form of the Exercise Agreement delivered to Optionee, if applicable, or in such form as may be approved or accepted by the Company, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “buy-back” rights whereby the Company will have the right to buy back Shares acquired pursuant to the exercise of an Option if the Optionee no longer is providing services to the Company, “drag along” rights requiring the sale of Shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of a public offering of the Company’s securities, restrictions or limitations that would be applied to Shareholders under any applicable restriction agreement among the Shareholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares).  The Company may modify the required Exercise Agreement at any time.

(b)           Exercise Price. Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased.  Payment for the Shares being purchased may be made in U.S. dollars in cash (by check), or by delivery to the Company of a number of Shares which have been owned and completely paid for by the holder for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes having an aggregate Fair Market Value (as defined below) equal to the amount to be tendered, or a combination thereof.  In addition, this Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board.

(c)           Withholding Taxes.  Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company.  Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.  In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.

(d)           Issuance of Shares. Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative.  Optionee shall not be considered a shareholder until such time as Shares have been issued as noted on the books of the Company.

(e)           Securities Regulation.  Upon the receipt of Shares as a result of the exercise of this Option, Optionee shall hold such Shares for investment and not with a view of resale or distribution to the public.

5.           Nontransferability of Option.  This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and may be exercised during Optionee’s lifetime only by Optionee or to the extent allowed by the Agreement.  The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.

6.           Change of Control of the Company.  If a Change of Control occurs, as defined herein, and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of the Option granted under this Agreement, the Board, in its sole and absolute discretion, may take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Board occurring within the thirty (30) day period immediately preceding the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Option Action Effective Date”):

(a) Unilaterally cancel this Option in exchange for:

(i)           whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional Shares of a successor (or for whole Shares of a successor and cash in lieu of any fractional Share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares, as such term is defined below, that could be purchased subject to such this Option determined as of the Option Action Effective Date over the aggregate Exercise Price for such Shares; or

(ii)           cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such this Option determined as of the Option Action Effective Date over the aggregate Exercise Price for such Shares.

(b) Unilaterally cancel this Option after providing Optionee with (i) an opportunity to exercise the Option to the extent vested within a specific period prior to the date of the Change of Control, and (ii) notice of such opportunity to exercise prior to the commencement of such specified period.

For the purposes of this Agreement, a “Change in Control” shall mean either of the following:

(a)           any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty percent (80%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

(b)           any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company.

However, notwithstanding the foregoing, in no event shall a registered public offering of securities of the Company consummated after the date hereof constitute a Change of Control or be included in the calculations above to determine whether a Change of Control has occurred.

For purposes of this Agreement, “Fair Market Value” of each Share on any date shall be determined in good faith by the Board.

7.           Tax Consequences.  Optionee understands that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to Optionee.  Optionee represents that Optionee has consulted with, or will consult with, his or her tax advisor; Optionee further acknowledges that Optionee is not relying on the Company for any tax, financial or legal advice; and it is specifically understood by the Optionee that no representations or assurances are made as to any particular tax treatment with respect to the Option.

8.           Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted to the Board.  The resolution of such a dispute by the Board or a committee thereof shall be final and binding on the Company and Optionee.

9.           Entire Agreement and Other Matters.  Any Exercise Agreement attached hereto is incorporated herein by reference.  Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates.  This Agreement and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof.  This Agreement and the underlying Option are void ab initio unless this Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.

10.           Vesting and Exercise of Shares.  Subject to the terms of this Agreement and the Exercise Agreement, the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, the percentage of Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the Grant Date of this Option (as noted hereon) at the time of exercise:

VESTING SCHEDULE
Number of Options Vested	Months of Continuous Service
33,000	Grant Date
2,791	Last day of each calendar month for 22 months beginning September 2008
5598	Last day of 23rd calendar month

For purposes of this Agreement, “Continuous Service” means a period of continuous performance of services by Optionee for the Company, a Parent, or a Subsidiary, as determined by the Board in its sole and absolute discretion on each date on which vesting of Options is to occur following the Grant Date.  Notwithstanding any provision in this Agreement to the contrary, all of the Options shall be deemed fully vested in the event the Consulting Agreement or Optionee’s services thereunder shall have been terminated by Company on account of a termination thereof without cause or on account of any failure on the part of Company to renew the Consulting Agreement for the first Renewal Term following July 31st, 2008.

Optionee hereby represents that Optionee has read and understands the terms and provisions of the Agreement, and accepts this Option subject to all the terms and conditions of the Agreement and this Agreement.  Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

OPTIONEE

/s/ Howard Becker
Howard Becker

IN WITNESS WHEREOF, this Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon.

COMPANY

Omnimmune Holdings, Inc., a Delaware corporation

By: /s/ Harris Lichtenstein
        Harris A. Lichtenstein, Ph.D., CEO